NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 08, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 27, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The mandatory exchange of Global Business Travel Group, Inc's Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share became effective at on October 27, 2022. Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share were exchanged for 0.2475 shares of each Class A Common Stock of Global Business Travel Group, Inc. held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on October 27, 2022.